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                     January 15, 2021

       Ronald F. Clarke
       Chief Executive Officer
       Fleetcor Technologies, Inc.
       3280 Peachtree Road, Suite 2400
       Atlanta, GA 30305

                                                        Re: Fleetcor
Technologies, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 1-35004

       Dear Mr. Clarke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Joel May